As filed with the Securities and Exchange Commission on June 8, 2016.

Registration No. 333-151566

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

STAGE STORES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	91-1826900
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2425 West Loop South, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

STAGE STORES, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN
(Full Title of the Plan)

Chadwick P. Reynolds, Esq.
Senior Vice President, Chief Legal Officer and Secretary
2425 West Loop South
Houston, Texas 77027
(Name and Address of Agent For Service)
(800) 579-2302
(Telephone Number, Including Area Code, of Agent For Service )
Copies to: Philip B. Sears, Esq. McAfee & Taft, P.C. 211 North Robinson Oklahoma City, OK 73102

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☐
(Do not check if a smaller reporting company)

Explanatory Note

This Post-Effective Amendment No. 2 to Form S-8 Registration Statement (“Registration Statement”) is being filed for the purpose of (i) updating the disclosure in Part II Item 4 Description of Securities with respect to the Company Stock Investment Option terms and conditions, which were revised on March 24, 2016, (ii) updating that disclosure to reference our Nonqualified Deferred Compensation Plan As Amended and Restated effective April 1, 2013, which is incorporated by reference to Exhibit 4.4 to our Post-Effective Amendment No. 1 to the Registration Statement, and (iii) updating Exhibit 24.1 (Power of Attorney). The amount or characteristics of the Deferred Compensation Obligations and Shares registered are not being changed. No other changes to the Registration Statement are being made.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 4. Description of Securities.

Deferred Compensation Obligations

The Deferred Compensation Obligations registered pursuant to the Registration Statement (“Obligations”) are unsecured general obligations of Stage Stores, Inc. (“Company”, “we”, “our” or “us”) to pay the value of deferred compensation accounts in accordance with the terms and conditions of the Stage Stores, Inc. Nonqualified Deferred Compensation Plan As Amended and Restated effective April 1, 2013 (“Plan”). The following brief description of the Obligations is qualified in its entirety by reference to the terms and conditions of the Plan, which was filed as Exhibit 4.4 to our Post-Effective Amendment No. 1 to the Registration Statement and is incorporated herein by reference. Unless defined herein, capitalized terms shall have the meaning given to them in the Plan.
The Plan provides our executive officers, certain other officers and key employees (each, a “Participant”) with the opportunity to participate in a deferred compensation program that is not qualified under the Internal Revenue Code of 1986, as amended (“Code”).  Generally the Code and the Employment Retirement Income Security Act of 1974, as amended, restrict contributions to a 401(k) plan by highly compensated employees.  The Plan is intended to allow Participants to defer income on a pre-tax basis.
The Plan is administered by a committee appointed by our Board of Directors (“Committee”). The Committee has the authority, subject to the provisions of the Plan, to establish, adopt and revise such rules and regulations, to provide and modify administrative forms, and to make all such determinations relating to the Plan as it may deem necessary or appropriate for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or any agreement or document related to the Plan in the manner and to the extent the Committee deems necessary or appropriate to carry the Plan into effect. The Committee’s interpretation of the Plan, and all decisions and determinations by the Committee with respect to the Plan, will be final and binding on all parties. The Committee may delegate any of its powers or responsibilities to one or more members of the Committee or any other person or entity.
The Committee establishes and maintains an Employee Account and an Employer Account for each Participant. The Committee credits, as a bookkeeping entry, the amount of each Employee Contribution made on behalf of a Participant to that Participant’s Employee Account as soon as administratively feasible following the applicable deferral. The Committee credits, as a bookkeeping entry, the amount of each Employer Contribution made on behalf of a Participant to that Participant’s Employer Account at such times as determined by the Committee.
The Committee has the authority to determine investment options available for selection by Participants. Each Participant currently has the opportunity to allocate the investment of the funds in his or her Participant Employee Account among 34 investment options, including our common stock (“Company Stock Investment Option”).  In the case of the Company Stock Investment Option, the Plan provides the opportunity for increased pre-tax shareholding.

    Under the Plan, Participants may defer up to 50% of their base salary and up to 100% of their bonus and earn a rate of return based on actual investments chosen by each participant.  We have established a grantor trust for the purposes of holding assets to provide benefits to the Participants and, in the case of the Company Stock Investment Option, to facilitate the collection of funds and the purchase of our common stock on the open market at prevailing market rates.
We will match 100% of each Participant’s contributions, up to 10% of the sum of the Participant’s base salary and bonus. We may, in our sole discretion, make additional contributions in any amount with respect to any Participant as we determine in our sole discretion. Contributions made by a Participant and matching contributions we make are 100% vested at the time they are made.
With the exception of the Company Stock Investment Option, Participants may reallocate their account balances among the available investment options on a daily basis. With respect to the Company Stock Investment Option, any election by a Participant to (i) allocate Employee Contributions and Employer Contributions to the Company Stock Investment Option, (ii) make balance transfers from other investment options under the Plan to the Company Stock Investment Option, or (iii) liquidate Company stock or transfer or otherwise remove Employee Contributions and/or Employer Contributions out of the Company Stock Investment Option may be made only during an open trading window (as determined under the Company’s insider trading policies and subject to all pre-clearance and other applicable procedures) and while the Participant is not in possession of material nonpublic information. Company stock in a Participant’s Account at the time in which the Participant is no longer a Plan Participant will remain in the Account until six (6) months after the Participant is no longer an employee of the Company. Upon the lapse of six (6) months following the Participant’s termination of employment (or such later period if the Participant has properly elected a deferred distribution), the Company stock will be transferred to the Company’s transfer agent (following which the Participant may direct that the Company stock be transferred to the Participant’s personal brokerage account). For tax withholding and reporting purposes, the volume weighted average price of the Company stock on the date that the Company stock is transferred out of the Participant’s Account shall be used to establish the value of the Company stock so transferred.
Except for debts owed to us by a Participant or a beneficiary of a Participant, no amounts payable or to become payable under the Plan to a Participant or a beneficiary of a Participant shall be subject in any manner to sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to sell, transfer, assign, pledge, encumber or charge the same by a Participant or a beneficiary of a Participant prior to distribution as provided in the Plan will be null and void.
Unless distributed under a hardship distribution, we will distribute a Participant’s Vested Account in the manner set forth in the Plan upon the earlier to occur of the following events: (i) Separation from Service; (ii) Disability; (iii) death; or (iv) change in control. A Participant’s Vested Account will be debited in the amount of any distribution made therefrom as of the date of the distribution.
Description of Common Stock
In addition to the deferred compensation obligations which were registered pursuant to the Registration Statement, the Registration Statement also registered the shares of our common stock that may be issued under the Plan in accordance with the terms and conditions of the Plan. Our common stock has been registered under Section 12 of the Exchange Act.
Item 8. Exhibits.

The Exhibits to the Registration Statement are listed in the Exhibit Index of this Post Effective Amendment No. 2, which index is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 8, 2016.

STAGE STORES, INC.

By: /s/ Oded Shein
Oded Shein
Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on June 8, 2016.

/s/ Michael L. Glazer
Michael L. Glazer
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Oded Shein
Oded Shein
Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Richard E. Stasyszen
Richard E. Stasyszen
Senior Vice President, Finance and Controller
(Principal Accounting Officer)

*	Director	*		Director
Alan J. Barocas		Lisa R. Kranc

*	Director	*		Director
Elaine D. Crowley		William J. Montgoris

*	Director	*		Director
Diane M. Ellis		C. Clayton Reasor

*	Director	*		Director
Michael L. Glazer		Ralph P. Scozzafava

*	Director
Earl J. Hesterberg

(Constituting a majority of the Board of Directors)
			*By:	_/s/ Oded Shein___________
Oded Shein
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation of Stage Stores, Inc. dated June 7, 2007 are incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed on September 12, 2007

3.2	Amended and Restated Bylaws of Stage Stores, Inc. dated June 2, 2016 are incorporated by reference to Exhibit 3 to our Current Report on Form 8-K filed on June 7, 2016

4.1	Form of Common Stock Certificate of Stage Stores, Inc. is incorporated by reference to Exhibit 4.1 to our Registration Statement on Form 10 filed on October 29, 2001

4.2
Stage Stores, Inc. Nonqualified Deferred Compensation Plan As Amended and Restated effective April 1, 2013 is incorporated by reference to Exhibit 4.4 to our Post-Effective Amendment No. 1 to our Registration Statement on Form S-8 filed on May 29, 2013

5.1#	Opinion of McAfee & Taft A Professional Corporation

23.1*	Consent of Deloitte & Touche LLP

23.2#	Consent of McAfee & Taft A Professional Corporation (included as part of Exhibit 5.1)

24.1*	Power of Attorney

______________________________________________

*	Filed electronically herewith.
#	Previously filed.